Exhibit 99.1

Phillips 66 Reports Second-Quarter Earnings of $958 Million
or $1.53 Per Share
Adjusted earnings of $935 million or $1.50 per share

Highlights

•	Generated operating cash flow of $968 million; $1.2 billion excluding changes in working capital
•	Returned $738 million of capital to shareholders through dividends and share repurchases
•	Received Board authorization for $1.0 billion of additional share repurchases
•	Reduced debt by $500 million
•	Reported year-to-date annualized ROCE of 18 percent
•	Impacted by unplanned downtime in Chemicals and Refining
•	Experienced lower crude and product differentials
•	Processed a 68 percent advantaged crude slate in the U.S.
•	Increased refined product exports to 181,000 barrels per day
•	Launched master limited partnership, Phillips 66 Partners LP (NYSE: PSXP)
•	Closed on sale of the Immingham Combined Heat and Power Plant

HOUSTON, July 31, 2013 --- Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces second-quarter earnings of $958 million, compared with earnings of $1.2 billion in the second quarter of 2012. Adjusted earnings were $935 million, compared with $1.4 billion in the same period last year.

“We continued to generate strong cash flows, despite less than favorable market conditions,” said Greg Garland, chairman and CEO of Phillips 66. “This enabled us to return more than $700 million of capital to our shareholders and strengthen our balance sheet, as planned. Reinforcing our commitment to creating shareholder value, our board of directors has authorized another $1.0 billion of share repurchases, in addition to the previously authorized $2.0 billion program.”

“Earnings declined from the previous quarter mostly as a result of the significant reduction in advantaged crude discounts and unplanned downtime in Chemicals and Refining. The company’s strategy remains unchanged. We will continue to enhance refining returns through increasing use of advantaged crudes while growing our higher-valued businesses,” said Garland.

Midstream

The Midstream segment generated earnings of $90 million in the second quarter of 2013, compared with adjusted earnings of $95 million in the same period last year. In the second quarter of 2012, the segment reported a loss of $75 million.

Phillips 66 Reports Second-Quarter Earnings of $958 Million (Adjusted Earnings of $935 Million)

During the quarter, Phillips 66’s Transportation business generated earnings of $50 million. Excluding special items in the second quarter of 2012, Transportation earnings were $26 million higher than adjusted earnings in the previous year’s quarter. This increase was mostly due to improved throughput fees and higher volumes.

 Second-quarter earnings related to the company’s equity investment in DCP Midstream were $30 million, $12 million lower than in the second quarter of 2012. This decrease was primarily attributable to impacts of asset dropdowns to DCP Midstream Partners, partially offset by improved prices and lower operating costs. Compared with the second quarter of 2012, increased natural gas prices more than offset the impact of lower natural gas liquids (NGL) prices.

Earnings from NGL Operations and Other were $10 million during the quarter, compared with $29 million from the same period last year. The decrease was primarily related to gains associated with inventory draws during the second quarter of 2012.

Chemicals

Second-quarter Chemicals earnings were $181 million, $61 million lower than adjusted earnings from the same period last year.

Earnings from Chevron Phillips Chemical Company’s (CPChem) Olefins and Polyolefins (O&P) segment were adversely impacted by unplanned power outages at its Sweeny Complex and an extended 91-day turnaround at its Port Arthur Facility. The downtime resulted in decreased production and sales volumes for ethylene, polyethylene and normal alpha olefins, as well as higher manufacturing costs. While industry margins remained strong, CPChem realized lower margins due to these unplanned events. Global utilization for O&P was 78 percent during the quarter.

Equity earnings from joint ventures within CPChem contributed $85 million to Phillips 66’s pre-tax Chemicals earnings during the second quarter, $15 million more than the same period last year. The improvement was a result of increased margins and higher volumes.

Refining

Refining recorded second-quarter earnings of $481 million, which were $404 million lower than adjusted earnings from a year ago. This decrease was primarily due to lower realized refining margins, particularly in the Central Corridor and Gulf Coast regions, partially offset by higher volumes. Compared with the second quarter of 2012, margins were negatively impacted by lower Gulf Coast gasoline and distillate product differentials, as well as tightened crude spreads in the Central Corridor and Western/Pacific regions.

The company’s Refining segment continued to incur increased costs to purchase Renewable Identification Numbers (RINs) under the Environmental Protection Agency’s Renewable Fuel Standards program. To the extent these costs are not captured in the selling price of motor fuels, realized refining margins are reduced.

During the quarter, 68 percent of the company’s U.S. crude slate was advantaged, compared with 58 percent in the same period last year. This increase was primarily a result of processing an additional 132,000 barrels per day of shale oil, as well as higher volumes of heavy Canadian crudes.

Compared with the first quarter of 2013, the company ran the same percentage of advantaged crude; however, tightening crude spreads reduced Refining’s earnings by more than $400 million. The Central Corridor region was primarily impacted by lower Canadian and West Texas Sour (WTS) differentials relative to West Texas Intermediate (WTI), and the company’s Gulf Coast refineries were exposed to higher crude costs relative to Light Louisiana Sweet (LLS). In addition, Refining’s earnings decreased by approximately $200 million due to lower clean product differentials across all regions. These impacts were partially offset by higher market crack spreads. During the quarter, worldwide clean product yield was 85 percent.

Phillips 66 Reports Second-Quarter Earnings of $958 Million (Adjusted Earnings of $935 Million)

Phillips 66’s worldwide refining utilization was 94 percent in the second quarter. Unplanned downtime at several refineries, including the Sweeny and Wood River refineries, reduced utilization by 5 percentage points. The Central Corridor region achieved an overall capacity utilization of 100 percent during the quarter, despite the effects of downtime at the Wood River Refinery.

Marketing and Specialties (M&S)

Second-quarter earnings for M&S were $332 million. Adjusted earnings were $309 million, an increase of $25 million from the same quarter last year. The segment benefited from higher margins and decreased costs, partially offset by lower inventory impacts. Excluding inventory, M&S margins improved compared with the second quarter of 2012 primarily due to higher RINs values associated with renewable fuel blending activities. This more than offset weaker U.S. marketing margins in the second quarter of 2013.

Reported earnings for Phillips 66’s Specialties businesses were $77 million. Excluding special items, adjusted earnings were $54 million during the quarter, slightly higher than the second quarter of 2012 as improved volumes more than offset lower specialties margins.

M&S sales volumes improved in the second quarter of 2013 compared with the same period last year. Worldwide marketing volumes rose by 70,000 barrels per day. Volumes from the company’s flow improver and lubricant businesses increased by 17 percent and 7 percent, respectively.

Corporate and Other

Corporate and Other costs were $126 million after-tax for the second quarter, including $42 million of net interest expense. During the quarter, the company was impacted by environmental expenses and income tax adjustments.

Financial Position, Liquidity and Return of Capital

During the quarter, Phillips 66 generated $968 million of cash from operations. Excluding changes in working capital, operating cash flow was $1.2 billion. The company funded $371 million in capital expenditures and investments. Phillips 66 repaid an additional $500 million of its amortizing three-year term loan, ending the quarter with $6.5 billion of debt and $4.2 billion of cash and cash equivalents. At the end of the quarter, the company’s debt-to-capital ratio improved to 23 percent and the net-debt-to-capital ratio remained at 9 percent. As of mid-year, Phillips 66 reported a year-to-date annualized return on capital employed (ROCE) of 18 percent, and an adjusted ROCE of 17 percent.

Phillips 66 returned $738 million of capital to shareholders in the second quarter. The company paid $192 million in dividends, consistent with the first quarter of 2013. During the second quarter, Phillips 66 also repurchased 8.6 million shares of common stock totaling $546 million, compared with 6.4 million shares totaling $382 million in the first quarter of 2013. Through the end of June, the company had repurchased 22.6 million shares of common stock totaling $1.3 billion as part of its previously announced $2.0 billion share repurchase program. Phillips 66 had 611 million shares outstanding as of June 30, 2013.

Phillips 66 Reports Second-Quarter Earnings of $958 Million (Adjusted Earnings of $935 Million)

Strategic Initiatives

Phillips 66 continues to focus on growing its Midstream and Chemicals segments while enhancing refining returns by capturing opportunities created through the rise of oil and gas production in North America. Phillips 66 formed Phillips 66 Partners, a master limited partnership, to own, operate, develop and acquire primarily fee-based transportation and midstream assets. Its initial public offering closed on July 26, 2013. The units trade on the New York Stock Exchange under the ticker symbol “PSXP.”

The Sand Hills and Southern Hills NGL pipelines began transporting products in the fourth quarter of 2012 and first quarter of 2013, respectively. The Sand Hills Pipeline serves the growing Eagle Ford and Permian Basin areas, and the Southern Hills Pipeline provides midcontinent producers access to the Gulf Coast markets. Combined, the pipelines extend more than 1,500 miles and will ramp up to an initial capacity totaling 375,000 barrels per day with the completion of planned pump stations.

By the end of the second quarter, the company’s Transportation business had taken delivery of 650 railcars of its 2,000 railcar order, which can be used to transport advantaged crude to Phillips 66 refineries on the East and West Coasts.

CPChem’s growth plan is primarily focused on the U.S. Gulf Coast where its facilities benefit from advantaged feedstocks. During the quarter, the fractionator expansion at CPChem’s Sweeny Facility began operations. The project increased capacity by 22,000 barrels per day, or 19 percent. Other projects in the region, including the ethane cracker and related polyethylene facilities and the 1-hexene facility at Cedar Bayou, remain on schedule.

Phillips 66 continues to enhance returns by increasing access to advantaged feedstocks and expanding its refined product export capability. During the quarter, a high-capacity truck rack was commissioned at the Ponca City Refinery, providing additional access to Mississippian Lime crude. In the second quarter of 2013, refined product exports totaled 181,000 barrels per day, an increase of 75,000 barrels per day from the same period last year and 31,000 barrels per day more than last quarter.

During the second quarter, Phillips 66 sold its proprietary E-GasTM technology and related licenses. Additionally, in July the company closed on its sale of the Immingham Combined Heat and Power Plant in the United Kingdom.

Consistent with the company’s intent to grow shareholder distributions, Phillips 66’s board of directors has authorized $1.0 billion of additional share repurchases. The shares will be repurchased from time to time in the open market using available cash at the company’s discretion subject to market conditions and other factors, and in accordance with applicable regulatory requirements. The company may commence, suspend or discontinue purchases of common stock at any time or periodically without prior notice. Shares of stock repurchased will be held as treasury shares.

Later today, Phillips 66 Chairman and Chief Executive Officer Greg Garland, Executive Vice President and Chief Financial Officer Greg Maxwell, and Executive Vice President Tim Taylor will host a webcast at 11 a.m. EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on “Presentations and Conference Calls.” For detailed supplemental information, go to http://www.phillips66.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

Phillips 66 Reports Second-Quarter Earnings of $958 Million (Adjusted Earnings of $935 Million)

Earnings
	Millions of Dollars
	Second Quarter		Six Months
	2013	2012	2013	2012
Midstream	$90	$(75)	$200	$33
Chemicals	181	207	463	424
Refining	481	916	1,403	1,309
Marketing and Specialties	332	252	520	240
Corporate and Other	(126)	(119)	(221)	(189)
Phillips 66	$958	$1,181	$2,365	$1,817

Adjusted Earnings
	Millions of Dollars
	Second Quarter		Six Months
	2013	2012	2013	2012
Midstream	$90	$95	$173	$203
Chemicals	181	242	463	459
Refining	481	885	1,390	1,339
Marketing and Specialties	309	284	511	339
Corporate and Other	(126)	(89)	(221)	(159)
Phillips 66	$935	$1,417	$2,316	$2,181

Phillips 66 Reports Second-Quarter Earnings of $958 Million (Adjusted Earnings of $935 Million)

About Phillips 66
Built on more than 130 years of experience, Phillips 66 is a growing energy manufacturing and logistics company with high-performing Midstream, Chemicals, Refining, and Marketing and Specialties businesses. This diverse portfolio enables Phillips 66 to capture opportunities in a changing energy landscape. Headquartered in Houston, the company has 13,500 employees who are committed to operating excellence and safety. Phillips 66 had $50 billion of assets as of June 30, 2013. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Alissa Hicks (media)
832-765-1014
alissa.k.hicks@p66.com

Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, and refining and petrochemical margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

A registration statement relating to Phillips 66 Partners LP securities has been filed with, and declared effective by, the Securities and Exchange Commission (SEC).  This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, operating cash flow excluding working capital, and net-debt-to-capital ratio. These are non-GAAP financial measures. Adjusted earnings, adjusted earnings per share, and operating cash flow excluding working capital are included to help facilitate comparisons of company operating performance across periods.  The net-debt-to-capital ratio reduces debt and capital by the amount of cash and cash equivalents shown on the balance sheet for the reflected period, and is presented to reflect the net results if the company elected to utilize its cash balances to reduce debt in the future.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Second-Quarter Earnings of $958 Million (Adjusted Earnings of $935 Million)

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars
	Except as Indicated
	2013		2012
	2Q	Jun YTD	2Q	Jun YTD
Consolidated
Earnings (loss)	$958	$2,365	$1,181	$1,817
Adjustments:
Net (gain)/loss on asset sales	(23)	(23)	(106)	(106)
Gain on share issuance by equity affiliate	-	(27)	-	-
Impairments	-	-	170	212
Pending claims and settlements	-	(16)	38	57
Premium on early debt retirement	-	-	35	35
Repositioning costs	-	-	30	30
Repositioning tax impacts	-	-	69	136
Exit of business line	-	34	-	-
Tax law impacts	-	(17)	-	-
Adjusted earnings	$935	$2,316	$1,417	$2,181

Earnings per share of common stock (dollars)	$1.53	$3.76	$1.86	$2.86

Adjusted earnings per share of common stock (dollars)	$1.50	$3.69	$2.23	$3.43

Midstream
Earnings (loss)	$90	$200	$(75)	$33
Adjustments:
Gain on share issuance by equity affiliate	-	(27)	-	-
Impairments	-	-	170	170
Adjusted earnings	$90	$173	$95	$203

Chemicals
Earnings (loss)	$181	$463	$207	$424
Adjustments:
Premium on early debt retirement	-	-	35	35
Adjusted earnings	$181	$463	$242	$459

Refining
Earnings (loss)	$481	$1,403	$916	$1,309
Adjustments:
Net (gain)/loss on asset sales	-	-	(104)	(104)
Impairments	-	-	-	42
Pending claims and settlements	-	-	-	19
Repositioning tax impacts	-	-	73	73
Tax law impacts	-	(13)	-	-
Adjusted earnings	$481	$1,390	$885	$1,339

Marketing and Specialties
Earnings (loss)	$332	$520	$252	$240
Adjustments:
Net (gain)/loss on asset sales	(23)	(23)	(2)	(2)
Pending claims and settlements	-	(16)	38	38
Repositioning tax impacts	-	-	(4)	63
Exit of business line	-	34	-	-
Tax law impacts	-	(4)	-	-
Adjusted earnings	$309	$511	$284	$339

Corporate and Other
Earnings (loss)	$(126)	$(221)	$(119)	$(189)
Adjustments:
Repositioning costs	-	-	30	30
Adjusted earnings	$(126)	$(221)	$(89)	$(159)

Phillips 66 Reports Second-Quarter Earnings of $958 Million (Adjusted Earnings of $935 Million)

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars
	2013		2012
	2Q	Jun YTD	2Q	Jun YTD
Transportation
Earnings (loss)	$50	$96	$(146)	$(117)
Adjustments:
Impairments	-	-	170	170
Adjusted earnings	$50	$96	$24	$53

Specialties
Earnings (loss)	$77	$92	$51	$106
Adjustments:
Net (gain)/loss on asset sales	(23)	(23)	-	-
Exit of business line	-	34	-	-
Adjusted earnings	$54	$103	$51	$106

Millions of Dollars
2nd Quarter
2013
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$1,174
Working capital adjustments
Decrease (increase) in accounts and notes receivable	126
Decrease (increase) in inventories	777
Decrease (increase) in prepaid expenses and other current assets	(83)
Increase (decrease) in accounts payable	(833)
Increase (decrease) in taxes and other accruals	(193)
Net Cash Provided by Operating Activities	$968

Millions of Dollars
2013 YTD
Phillips 66 - ROCE
Numerator ($MM)
Net Income	$2,370
After-tax interest expense	90
GAAP ROCE earnings	2,460
Special Items	(49)
Adjusted ROCE earnings	$2,411

Denominator ($MM)
GAAP average capital employed*	$27,970

Annualized Adjusted ROCE	17%
Annualized GAAP ROCE	18%
* Total equity plus total debt.